Pricing  Supplement  No.  8                      Filing  under  Rule  424(b)(3)
Dated     November  20,  2002                    Registration File No. 333-57508
Cusip  #  948  74R  CB0

                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A

Principal  amount:  $32,000,000                  Floating  Rate  Notes:  N/A
Interest Rate (if fixed rate):  5.675%                 Interest rate basis:  N/A
Stated  Maturity:   11/25/12                           Paper  Rate
Specified  Currency:  U.S.  $                          Prime  Rate
Applicable  Exchange  Rate  (if  any):                 LIBOR
    U.S.  $1.00  =  N/A                                Treasury  Rate
Issue  price  (as  a  percentage  of                   CD  Rate
    principal  amount):   100%                         Federal  Funds  Rate
Selling Agent's commission (%):  .625 %                Other
Purchasing  Agent's  discount                    Index  Maturity:  N/A
    or  commission  (%):  N/A                    Spread:  N/A
Net proceeds to the Company (%):  99.375%        Spread  Multiplier:  N/A
Settlement  date  (original                      Maximum  Rate:  N/A
    issue  date):  11/25/02                      Minimum  Rate:  N/A
Redemption  Commencement                         Initial  Interest  Rate:  N/A
    Date  (if  any):  N/A                        Interest  Reset  Date(s):  N/A
Interest  Determination Date(s):  N/A            Optional Repayment Date: N/A
Calculation  Date(s):  N/A                       Cusip  #  948  74R  CB0
Interest  Payment  Date  (s):  3/15,  9/15
Regular  Record  Date(s):  3/1,  9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $114,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                              GOLDMAN, SACHS & CO.